Exhibit 10.1

WAIVER AND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Waiver and Amendment”), dated as of December 31, 2012, is made by and among NCI, INC., a Delaware corporation (the “Company”), NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation (“NCI Virginia”), KARTA TECHNOLOGIES, INC., a Texas corporation (“Karta”), and ADVANCEMED CORPORATION, a Virginia corporation (“AdvanceMed,” and together with the Company, NCI Virginia, Karta and each other Subsidiary that becomes a party to the Loan Agreement (as such term is defined below) from time to time in accordance with the provisions set forth therein, collectively, the “Borrowers,” and individually, a “Borrower”), the Lenders (as defined below) party hereto, and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), as Issuing Bank and as Swingline Lender.

RECITALS

WHEREAS, the Borrowers and Operational Technologies Services, Inc., a Delaware corporation (“OTS”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to the Amended and Restated Loan and Security Agreement, dated as of December 13, 2010, as amended by the Waiver, dated as of November 7, 2012, by and among the Borrowers, OTS, the Lenders party thereto and the Administrative Agent (as further amended, modified or supplemented from time to time, the “Loan Agreement”);

WHEREAS, (i) OTS dissolved as a legal, corporate entity pursuant to the Certificate of Dissolution filed with the State of Delaware on July 18, 2012, which is in violation of Section 5.1 of the Loan Agreement and an Event of Default under Section 9.1(c) of the Loan Agreement and (ii) the Borrowers failed to notify the Administrative Agent and the Lenders of such Event of Default, which is a violation of Section 5.8(e) of the Loan Agreement and a separate Event of Default under Section 9.1(d) of the Loan Agreement (such violations, and any other violation of the terms of the Loan Agreement arising solely from the dissolution of OTS, collectively the “Specified Defaults”);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders waive their right to declare any Default or Event of Default with respect to the Specified Defaults;

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent agree to amend certain provisions of the Loan Agreement; and

WHEREAS, the Lenders and the Administrative Agent have agreed to do so, subject to the terms and conditions of this Waiver and Amendment;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

AGREEMENT

1. Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein. Capitalized terms defined in the Loan Agreement shall have the same defined meanings when such terms are used herein.

2. Waiver. Each of the Lenders and the Administrative Agent waives its right to declare a Default or an Event of Default with respect to the Specified Defaults. The foregoing shall not relieve the Borrowers of their joint and several obligations to comply with the provisions of Sections 5.1, 5.8(e), 9.1(c), 9,1(d) and all other sections of the Loan Agreement other than with respect to the Specified Defaults.

3. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) The following definitions are hereby added to Section 1 of the Loan Agreement in their proper alphabetical order, to read in their entireties as follows:

“First Amendment Effective Date” shall mean the date on which the conditions precedent to the Waiver and Amendment to Amended and Restated Loan and Security Agreement, dated as of December 31, 2012, are satisfied as determined by the Administrative Agent.

“Funded Debt Ratio” means, at any time, the ratio of (a) consolidated Funded Debt of the Company and its Subsidiaries then outstanding, to (b) the sum of (1) consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended, or, if such determination is being made at the end of a fiscal quarter of the Company, for the period of four fiscal quarters then ended, plus, (2) Permitted Acquisition EBITDA, plus (3) charges for non-cash stock compensation expense for such period, except to the extent that such charges are reserves for future cash charges.

“Tangible Net Worth” shall mean, as of any date, (i) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (w) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, (x) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the

Borrower as of such date prepared in accordance with GAAP, (y) the amount of any deferred tax assets of the Company and its Subsidiaries on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (z) the net book amount of all assets of the Company and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

(b) The definition of “Aggregate Revolving Commitment” contained in Section 1 of the Loan Agreement is amended to add the following:

As of and following the First Amendment Effective Date, the Aggregate Revolving Commitment Amount equals $80,000,000.

(c) The definition of “Applicable Margin” contained in Section 1 of the Loan Agreement is amended to read in its entirety as follows:

“Applicable Margin” shall mean the applicable percentage corresponding to the Funded Debt Ratio set forth below, as calculated by the Administrative Agent. The Applicable Margin on the First Amendment Effective Date for (a) Revolving Loans that are LIBOR Loans or Index Rate Loans, and Swingline Loans that are Index Rate Loans shall be 2.50%, and (b) Revolving Loans and Swingline Loans that are Base Rate Loans shall be 2.50%. The Applicable Margin will be adjusted on a quarterly basis in accordance with the table set forth below:

Funded Debt Ratio	Applicable Margin for Revolving LIBOR Loans and Index Rate Loans and for Swingline Index Rate Loans	Applicable Margin for Revolving and Swingline Base Rate Loans
Less than 1.00 to 1.	2.25%	2.25%
Equal to or greater than 1.00 to 1, and less than to 1.75 to 1.	2.50%	2.50%
Equal to or greater than 1.75 to 1, and less than to 2.50 to 1.	2.75%	2.75%
Equal to or greater than 2.50 to 1.	3.25%	3.25%

The Applicable Margin will be adjusted to the percentage corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s consolidated financial statements for the last month of each fiscal quarter pursuant to Section 5.8, commencing with the fiscal quarter of the Company ending June 30, 2013. No decrease in the Applicable Margin shall become effective if, at such time, any Event of Default has occurred and is continuing until such time as such Event of Default is cured or waived in accordance with the terms of this Agreement and no other Events of Default have occurred and are continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Applicable Margin may be increased, at the option of the Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage above, to be effective from the date on which the statements were due through the date on which such financial statements are delivered to the Administrative Agent, whereupon the Applicable Margin shall again be adjusted to the applicable percentage corresponding to the Funded Debt Ratio in effect as of the last day of such fiscal quarter of the Company; provided, further, that in the event that any financial statements delivered pursuant to Section 5.8 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrowers shall (i) immediately deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) immediately determine the Applicable Margin for such Applicable Period based upon the corrected statements and (iii) promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.23. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.11 and Section 9.

(d) The form of Exhibit A referenced in the definition of “Covenant Compliance Certificate” contained in Section 1 of the Loan Agreement and attached to the Loan Agreement is amended to read as set forth in Annex 1 attached hereto and made a part hereof and part of the Loan Agreement as Exhibit A.

(e) Clause (d) of the definition of “EBITDA” is deleted and hereby amended to read in its entirety as follows:

(d) to the extent deducted to determine such consolidated Net Income, extraordinary or unusual losses or other losses not incurred in the ordinary course of business including non-cash goodwill or deferred tax asset impairment charges, unrealized losses on Hedging Agreements and expenses from discontinued operations.

(f) Clauses (b) and (c) of the definition of “Fixed Charges” contained in Section 1 of the Loan Agreement are hereby amended as follows:

(i) Clause (b) is amended to add the following parenthetical immediately succeeding the words “long-term Debt” and preceding the comma within such clause:

(excluding the Revolving Loans)

(ii) Clause (c) shall be amended to read in its entirety as follows:

and (c) Restricted Payments made during such period.

(g) The definition of “Minimum Net Worth Compliance Level” contained in Section 1 of the Loan Agreement shall be amended to be the definition of “Minimum Tangible Net Worth Compliance Level,” and shall read in its entirety as follows:

“Minimum Tangible Net Worth Compliance Level” means (i) $9,000,000 as of the fiscal quarter of the Company ended on December 31, 2012, plus (ii) 100% of the amount by which the Company’s “total stockholders’ equity” is increased as a result of any Equity Issuance of the Company after December 31, 2012.

(h) The definition of “Net Worth” contained in Section 1 of the Loan Agreement is deleted, and the references thereto in the Loan Agreement are deemed to be references to Tangible Net Worth.

(i) Clause (g) of the definition of “Permitted Acquisitions” contained in Section 1 of the Loan Agreement is amended so that the phrase “$75,000,000 in any fiscal year of the Company” shall read “$50,000,000 during the term of the Loans.”

(j) Clause (i) of the definition of “Permitted Acquisitions” contained in Section 1 of the Loan Agreement is amended so that the reference to “Senior Funded Debt Ratio” shall be a reference to “Funded Debt Ratio,” and the reference to “3.00 to 1” shall be a reference to “2.50 to 1.”

(k) Schedule II referenced in the definition of “Revolving Commitment” contained in Section 1 of the Loan Agreement and attached to the Loan Agreement is amended to read as set forth in Annex 2 attached hereto and made a part hereof.

(l) The definition of “Senior Funded Debt Ratio” contained in Section 1 of the Loan Agreement is deleted, and the references thereto in the Loan Agreement are deemed to be references to the Funded Debt Ratio.

(m) The definition of “Subordinated Debt” contained in Section 1 of the Loan Agreement is amended to read in its entirety as follows:

“Subordinated Debt” shall mean any Debt of the Company or any Subsidiary that is expressly subordinated to the Obligations on terms satisfactory to, and with the consent of, the Administrative Agent and the Required Lenders.

(n) The definition of “Unused Fee” contained in Section 1 of the Loan Agreement is amended to read in its entirety as follows:

“Unused Fee” shall mean the applicable quarterly fee corresponding to the Funded Debt Ratio set forth below, as calculated by the Administrative Agent, as applied in accordance with Section 2.12(b). The applicable Unused Fee on the First Amendment Effective Date shall be 0.30%. The Unused Fee will be adjusted on a quarterly basis in accordance with the table set forth below:

Funded Debt Ratio	Unused Fee
Less than 1.00 to 1.	0.30%
Equal to or greater than 1.00 to 1, and less than to 1.75 to 1.	0.30%
Equal to or greater than 1.75 to 1, and less than to 2.50 to 1.	0.40%
Equal to or greater than 2.50 to 1.	0.40%

The Unused Fee will be adjusted to the percentage corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s consolidated financial statements for the last month of each fiscal quarter pursuant to Section 5.8, commencing with the fiscal quarter of the Company ending June 30, 2013. No decrease in the Unused Fee shall become effective if, at such time, any Event of Default has occurred and is continuing until such time as such Event of Default is cured or waived in accordance with the terms of this Agreement and no other Events of Default have occurred and are continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Unused Fee may be increased, at the option of the

Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage above, to be effective from the date on which the statements were due through the date on which such financial statements are delivered to the Administrative Agent, whereupon the Unused Fee shall again be adjusted to the applicable percentage corresponding to the Funded Debt Ratio in effect as of the last day of such fiscal quarter of the Company; provided, further, that in the event that any financial statements delivered pursuant to Section 5.8 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Unused Fee for any period (an “Applicable Fee Period”) than the Unused Fee applied for such Applicable Fee Period, and only in such case, then the Borrowers shall (i) immediately deliver to the Administrative Agent corrected financial statements for such Applicable Fee Period, (ii) immediately determine the Unused Fee for such Applicable Fee Period based upon the corrected statements and (iii) promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Unused Fee for such Applicable Fee Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.23. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.11 and Section 9. For purposes of computing the Unused Fee, the Revolving Loans shall be deemed used to the extent of the then outstanding Revolving Loans plus the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit as of such time, plus (ii) the aggregate amount of all unreimbursed LC Disbursements, but not outstanding Swingline Loans.

(o) The reference to “$175,000,000” in Section 2.7(b)(1) is amended to be a reference to “$125,000,000.”

(p) Section 6.6 of the Loan Agreement is amended to read in its entirety as follows:

6.6 Restricted Payments. No Borrower or Subsidiary will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the form of common stock or equivalent equity interests of such Person, (b) to make dividends or other distributions payable to any Borrower (directly or indirectly through Subsidiaries), (c) if (i) no Default or Event of Default has occurred and is continuing, nor would occur after giving effect thereto, and (ii) there will be Borrowing Availability, after giving effect thereto, of not less than $10,000,000, the Company may pay dividends or other distributions payable in cash to the holders of the Capital Stock of the Company in an amount not to exceed $3,000,000 in the aggregate during any calendar year and during any period of twelve consecutive calendar months, (d) if no Default or Event of Default has occurred and is continuing, nor would occur after giving effect thereto, the Company may make redemptions or repurchases of Capital Stock of the Company and options therefor held by employees who are terminating their employment with the Company and its Subsidiaries and (e) if (i) no Default or Event of Default has occurred and is continuing, nor would occur after giving effect thereto, and (ii) the pro forma Funded Debt Ratio will not exceed 2.25 to 1 (after giving effect thereto, and assuming that any such redemptions or repurchases had been made as of the end of the immediately preceding fiscal quarter of the Company), the Company may make other redemptions or repurchases of shares of the Capital Stock of the Company, in an aggregate amount not to exceed $17,500,000.

(q) Section 7.1 of the Loan Agreement is amended to read in its entirety as follows:

7.1 Tangible Net Worth. The Company shall maintain as of the last day of each of its fiscal quarters Tangible Net Worth of not less than the Minimum Tangible Net Worth Compliance Level.

(r) Section 7.2 of the Loan Agreement is amended to read in its entirety as follows:

7.2 Funded Debt Ratio. The Company shall maintain as of the last day of each of its fiscal quarters a Funded Debt Ratio of not greater than 3.00 to 1.

(s) Except as specifically modified by this Waiver and Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed by the parties hereto and remain in full force and effect.

(t) Each of the Borrowers, the Administrative Agent and each Lender agrees that, after the Amendment Effective Date (as hereinafter defined), each reference in the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended hereby.

4. No Implied Waivers. Each of the Borrowers acknowledges and agrees that this Waiver and Amendment shall not constitute a waiver, express or implied, of any Default, Event of Default, covenant, term or provision of the Loan Agreement or any other Loan Document, other than the limited express waiver contained herein with respect to the Specified Defaults, nor shall it create any obligation, express or implied, on the part of the Administrative Agent or any Lender to waive, or to consent to any amendment of, any existing or future Default, Event of Default or violation of any covenant, term or provision of any Loan Document. The Administrative Agent and the Lenders shall be entitled to require strict compliance by the

Borrowers with the Loan Documents, and nothing herein shall be deemed to establish a course of action or a course of dealing with respect to requests by the Company or any Borrower for waivers or amendments of any Default, Event of Default, covenant, term or provision of any Loan Document.

5. Effectiveness of Waiver and Amendment. This Waiver and Amendment and the amendments contained herein shall become effective on the date (the “Amendment Effective Date”) when each of the conditions set forth below shall have been fulfilled to the satisfaction of the Administrative Agent:

(a) The Administrative Agent shall have received counterparts of this Waiver and Amendment, counterparts of amended and restated Revolving Notes, or allonges thereto, evidencing the Revolving Commitment of each Lender after giving effect to this Waiver and Amendment and all other Loan Documents or other documents, instruments and certificates required hereby or thereby (collectively, the “Modification Documents”), each duly executed and delivered on behalf of the Borrower and the other Loan Parties parties thereto, as applicable.

(b) No event shall have occurred and be continuing that constitutes an Event of Default, or that would constitute an Event of Default but for the requirement that notice be given or that a period of time elapse, or both.

(c) All representations and warranties of the Borrowers contained in the Loan Agreement shall be true and correct in all material respects (or, if qualified by materiality, in all respects) at the Amendment Effective Date as if made on and as of such Amendment Effective Date (except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents).

(d) The Borrowers shall have delivered to the Administrative Agent (1) certified copies of evidence of all corporate and company actions taken by the Borrowers to authorize the execution and delivery of the Modification Documents, (2) certified copies of any amendments to the articles or certificate of incorporation, organization or formation, bylaws, partnership certificate and operating agreement of the Borrowers since the date of the Loan Agreement, (3) a certificate of incumbency for the officers or other authorized agents or partners of the Borrowers executing the Modification Documents and (4) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.

(e) The Administrative Agent shall have received a favorable opinion of counsel to the Borrowers with respect to the Modification Documents and the transactions contemplated hereby and thereby, addressed to the Administrative Agent and the Lenders.

(f) The Borrowers shall have paid the fees and expenses required to be paid by Section 9 of this Waiver and Amendment.

(g) All documents delivered pursuant to the Modification Documents must be of form and substance satisfactory to the Administrative Agent and its counsel, and all legal matters incident to this Waiver and Amendment must be satisfactory to the Administrative Agent’s counsel.

6. Waiver and Amendment Only; No Novation; Modification of Loan Documents. Each of the Borrowers acknowledges and agrees that this Waiver and Amendment and the other Modification Documents only amend the terms of the Loan Agreement and the other Loan Documents and do not constitute a novation, and each of the Borrowers ratifies and confirms the terms and provisions of, and its obligations under, the Loan Agreement and the other Loan Documents in all respects. Each of the Borrowers acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Waiver and Amendment and the other Modification Documents. To the extent of a conflict between the terms of any Loan Document and the terms of this Waiver and Amendment, the terms of this Waiver and Amendment shall control.

7. Successors and Assigns. This Waiver and Amendment shall be binding upon the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to their successors and assigns.

8. No Further Amendments. Nothing in this Waiver and Amendment, the other Modification Documents or any prior amendment to the Loan Documents shall require the Administrative Agent or any Lender to grant any further amendments to the terms of the Loan Documents. Each of the Borrowers acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

9. Representations and Warranties. Each Borrower represents and warrants that each of this Waiver and Amendment and each of the other Modification Documents has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors or comparable managing body. All other representations and warranties made by the Borrowers in the Loan Documents are incorporated by reference in this Waiver and Amendment and are deemed to have been repeated as of the date of this Waiver and Amendment with the same force and effect as if set forth in this Waiver and Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents. The Borrowers represent and warrant to the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender that, after giving effect to the terms of this Waiver and Amendment and the other Modification Documents, no Default nor Event of Default has occurred and been continuing.

10. Fees and Expenses. In consideration of the waiver of the Specified Defaults and the amendments to the Loan Agreement and the other Loan Documents set forth herein and in the other Modification Documents, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the benefit of the Lenders party hereto, on the Amendment Effective Date, a nonrefundable waiver and amendment fee of $[120,000]. The Borrowers hereby confirm their joint and several obligations under Section 11.3(a) of the Loan Agreement to pay all reasonable, out-of-pocket fees and expenses of the Administrative Agent and the Arranger in connection with this Waiver and Amendment and the other Modification Documents, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger.

11. Confirmation of Lien. Each Borrower hereby acknowledges and agrees that the Collateral is and shall remain in all respects subject to the lien, charge and encumbrance of the Loan Agreement and the other Loan Documents and nothing herein contained, and nothing done pursuant hereto, shall adversely affect or be construed to adversely affect the lien, charge or encumbrance of, or conveyance effected by the Loans or the Loan Documents or the priority thereof over other liens, charges, encumbrances or conveyances.

12. Severability. Any provision of this Waiver and Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Governing Law. This Waiver and Amendment shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia.

14. Counterparts. This Waiver and Amendment may be executed by one or more of the parties to this Waiver and Amendment on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWERS:

NCI, INC., a Delaware corporation

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & Chief Executive

NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & Chief Executive

KARTA TECHNOLOGIES, INC., a Texas corporation

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & Chief Executive

ADVANCEMED CORPORATION, a Virginia corporation

By:	/s/ Charles K. Narang
Name:	Charles K. Narang
Title:	Chairman & Chief Executive

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Peter J. Mandanis
Name:	Peter J. Mandanis
Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

LENDER:

SUNTRUST BANK, a Georgia banking corporation, as a Lender

By:	/s/ Peter J. Mandanis
Peter J. Mandanis
Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank, as a Lender

By:	/s/ Tracy Van Riper
Tracy Van Riper
Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as a Lender

By:	/s/ Daniel T. Laurenzi
Daniel T. Laurenzi
Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

CAPITAL ONE, N.A., a national banking association

By:	/s/ Joseph C. Costa
Joseph C. Costa
Senior Vice President